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                                                                   EXHIBIT 24.3

                                   [ESC LOGO]
                      ENVIRONMENTAL STRATEGIES CORPORATION
11911 Freedom Drive  Reston, Virginia 20190  (703) 709-6500  Fax (703) 709-9505


September 27, 1996

Board of Directors
Northwest Pipe Company
12005 N. Burgard
Portland, OR 92203

Gentlemen:

We hereby consent to the filing of this consent as an exhibit to the Registration Statement on Form S-1 (the "Registration Statement") of Northwest Pipe Company (the "Company") in connection with the proposed public offering of 2,400,000 shares of the Company's Common Stock. We also hereby consent to the reference to this firm under the captions "Risk Factors -- Superfund Site" and "Business -- Environmental Matters" and the inclusion of the information therein indicated as having been provided by this firm.

Sincerely yours,


/s/ JOHN A. SIMON
-----------------------
John A. Simon
Vice President